Exhibit 4.7
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF CAPITAL STOCK
Molson Coors Beverage Company (“Molson Coors,” the “Company,” “we,” “our,” or “us”) has two classes of capital stock registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and our Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”). The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, our Fifth Amended and Restated Bylaws, which we refer to as our bylaws and applicable provisions of Delaware corporate law. This summary is not complete. You should read our certificate of incorporation and bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein, for the provisions that are important to you.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A Common Stock; (ii) 500,000,000 shares of Class B Common Stock; (iii) one share of Special Class A Voting Stock, par value $0.01 per share (the “Special Class A Voting Stock”); (iv) one share of Special Class B Voting Stock, par value $0.01 per share (the “Special Class A Voting Stock”), and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
Class A Common Stock and Class B Common Stock
Dividends. Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock are entitled to receive, from legally available funds, dividends when and as declared by our Board of Directors, except that so long as any shares of Class B Common Stock are outstanding, no dividend will be declared or paid on the Class A Common Stock or Class B Common Stock unless at the same time a dividend is declared or paid, on the Class B Common Stock or Class A Common Stock, as applicable, in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the amount per share (or number per share, in the case of a dividend paid in the form of shares) of the dividend declared or paid on the Class A Common Stock or Class B Common Stock, as applicable.
Voting Rights
Class A Holders. Except in limited circumstances, so long as any shares of Class A Common Stock or Special Class A Voting Stock are outstanding, the right to vote for all purposes is vested exclusively in the holders of Class A Common Stock and Special Class A Voting Stock (as instructed by the holders of the Class A Exchangeable Shares) (collectively, the “Class A Holders”) (see “-Exchangeable Shares” and “-Special Voting Stock” below), voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held, without the right to cumulate votes for the election of directors.
An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class, prior to the taking of certain actions, including:
•the issuance of (i) any shares of Class A Common Stock (other than upon the conversion of Class B Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of Class A Exchangeable Shares in accordance with the terms of those Class A Exchangeable Shares), or (ii) securities (other than Class B Common Stock) convertible into or exercisable for Class A Common Stock;
•the issuance of (i) shares of Class B Common Stock (other than upon the conversion of Class A Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of our Class B Exchangeable Shares in accordance with the terms of those Class B Exchangeable Shares), or (ii) securities convertible into or exercisable for Class B Common Stock (other than Class A Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock);

Exhibit 4.7
•the issuance of any shares of Preferred Stock having voting rights other than those expressly required by the Delaware General Corporation Law (“DGCL”);
•the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of our subsidiaries;
•the sale, transfer or other disposition of all or substantially all of the assets of our subsidiaries; and
•any decrease in the number of members of our Board of Directors to a number below 15.
Pentland Securities (1981) Inc. and the Adolph Coors, Jr. Trust, which together control more than 90% of the Class A Common Stock and Class A Exchangeable Shares, have voting trust agreements through which they have combined their voting power over the shares of Class A Common Stock and the Class A Exchangeable Shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A Common Stock and Class A Exchangeable Shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders.
Class B Holders. The holders of the Class B Common Stock and the Special Class B Voting Stock (as instructed by the holders of the Class B Exchangeable Shares) (collectively, the “Class B Holders”) may vote with respect to the following: (i) any matter required by the DGCL, (ii) the election of up to three directors, and (iii) as provided in our certificate of incorporation, including on a non-binding advisory basis, together with the Class A Holdings, on the compensation of our named executive officers and as otherwise set forth below under “Class A Holders and Class B Holders.” In all other cases, the right to vote is vested exclusively with the Class A Holders. The holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held with respect to each matter on which holders of the Class B Common Stock are entitled to vote, without the right to cumulate votes for the election of directors.
Class A Holders and Class B Holders. Under our certificate of incorporation, the Class A Holders and the Class B Holders have the right to vote, as separate classes and not jointly, on:
•any merger that requires stockholder approval under the DGCL;
•any sale of all or substantially all of our assets, other than to a related party;
•any proposal to dissolve our company or any proposal to revoke the dissolution of our company; or
•any amendment to the certificate of incorporation that requires stockholder approval under the certificate of incorporation or the DGCL and that would:
◦increase or decrease the aggregate number of the authorized shares of Class B Common Stock;
◦change the rights of any shares of Class B Common Stock;
◦change the shares of all or part of Class B Common Stock into a different number of shares of the same class;
◦increase the rights of any other class that is equal or superior to Class B Common Stock with respect to distribution or dissolution rights (a “co-equal class”);
◦create any new co-equal class;
◦other than pursuant to the certificate of incorporation, exchange or reclassify any shares of Class B Common Stock into shares of another class, or exchange, reclassify or create the right of exchange of any shares of another class into shares of Class B Common Stock; or
◦limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B Common Stock.
Liquidation Rights. If we liquidate, dissolve or wind up our affairs, the holders of Class A Common Stock, together with the holders of the Class B Common Stock (collectively, with the Class A Common Stock, the “Company Common Stock”), will be

Exhibit 4.7
entitled to receive, after our creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of our remaining assets in proportion to their shareholdings.
Conversion Rights
Conversion from Class A Common Stock to Class B Common Stock. Our certificate of incorporation provides for the right of holders of Class A Common Stock to convert their stock into Class B Common Stock on a one-for-one basis at any time.
“Coattail” Conversion Rights. Our certificate of incorporation also includes a “coattail” provision to provide protection to holders of our Class B Common Stock and the Class B Exchangeable Shares in the case of a proposed tender offer or takeover bid for our Class A Common Stock. A holder of our Class B Common Stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B Common Stock has come into effect. This notice must include a description of the conversion procedures including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.
Subject to conditions described below, if an “exclusionary offer” is made for shares of our Class A Common Stock, each outstanding share of our Class B Common Stock will be convertible into one share of our Class A Common Stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A Common Stock may accept the exclusionary offer.
An “exclusionary offer” is an offer to purchase shares of our Class A Common Stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A Common Stock are listed, be open to all or substantially all holders of our Class A Common Stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A Common Stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A Common Stock are listed, or the requirements of the Canada Business Corporations Act; and (B) is not made concurrently with an offer to purchase shares of our Class B Common Stock that is identical to the offer to purchase shares of our Class A Common Stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A Common Stock), and having no conditions other than the right not to purchase and pay for shares of our Class B Common Stock tendered if no shares of our Class A Common Stock are purchased in the offer for shares of our Class A Common Stock.
The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A Common Stock and Class A Exchangeable Shares, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.
Any of the holders of our Class B Common Stock can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The holders of our Class B Common Stock must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A Common Stock.
Other. Holders of Company Common Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Company Common Stock are fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Company Common Stock.
Exchangeable Shares
The Class A Exchangeable Shares and Class B Exchangeable Shares (collectively, “Exchangeable Shares”) were issued by Molson Coors Canada Inc. (“MCCI”), a majority-owned, indirect subsidiary of Molson Coors. The Exchangeable Shares are substantially the economic equivalent of the corresponding shares of Company Common Stock in which they may be exchanged.
Dividends. Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:
•in the case of a cash dividend declared on a corresponding share of Company Common Stock, an amount in cash for each Exchangeable Share corresponding to the cash dividend declared on each corresponding share of Company Common Stock in U.S. dollars or in an equivalent amount in Canadian dollars;
•in the case of a stock dividend declared on a corresponding share of Company Common Stock to be paid in shares of Company Common Stock, a number of Exchangeable Shares of the relevant class for each Exchangeable Share that is

Exhibit 4.7
equal to the number of shares of corresponding Company Common Stock to be paid on each corresponding share of Company Common Stock; or
•in the case of a dividend declared on a corresponding share of Company Common Stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI’s board of directors to the type and amount of property to be paid on each corresponding share of Company Common Stock.
The declaration dates, record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for the dividends on the shares of corresponding Company Common Stock.
Voting Rights. Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Company Common Stock. See “-Special Voting Stock-Voting Rights” below.
Other. The Exchangeable Shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Company Common Stock. Holders of Class A Exchangeable Shares are entitled to convert their Class A Exchangeable Shares into Class B Exchangeable Shares on a one-for-one basis at any time.
Special Voting Stock
We have outstanding one share of Special Class A Voting Stock and one share of Special Class B Voting Stock, through which the holders of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, may exercise their voting rights with respect to our Company Common Stock in which the corresponding Exchangeable Shares may be exchanged.
Dividends and Liquidation Rights. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.
Voting Rights. The Special Class A Voting Stock and the Special Class B Voting Stock provide the mechanism for holders of the corresponding Exchangeable Shares to provide instructions to vote with the holders of our corresponding Company Common Stock. The Special Class A Voting Stock and Special Class B Voting Stock are subject to voting trust arrangements. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are each entitled to one vote for each corresponding outstanding Exchangeable Share, excluding shares held by Molson Coors or its subsidiaries, and generally vote together with the corresponding Company Common Stock on all matters on which the holders of the corresponding Company Common Stock are entitled to vote.
The trustee who holds the Special Class A Voting Stock and the trustee which holds the Special Class B Voting Stock are required to cast a number of votes equal to the number of then-outstanding corresponding Exchangeable Shares, but will only cast a number of votes equal to the number of corresponding Exchangeable Shares as to which it has received voting instructions from the owners of record of those Exchangeable Shares, other than Molson Coors or its subsidiaries, on the record date of the action, and will cast the votes in accordance with such instructions so received.
Other. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Special Class A Voting Stock and Special Class B Voting Stock are fully paid and non-assessable.
Preferred Stock
Our certificate of incorporation authorizes our Board of Directors to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more series, generally without any vote or action by the holders of our Company Common Stock, except that the issuance of any shares of Preferred Stock having any voting rights other than those expressly required by the DGCL will be subject to approval by a majority of the voting power of the holders of our Class A Common Stock and Special Class A Voting Stock, voting together as a single class. Subject to this right, our Board of Directors will be authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of Preferred Stock. Depending on the terms of any issued Preferred Stock, any or all series of issued Preferred Stock could have a preference over our Company Common Stock with respect to dividends and other distributions and upon liquidation or dissolution of Molson Coors. Subject to certain conditions as specified in our certificate of incorporation, our Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Company Common Stock. The issuance of Preferred Stock may decrease the market price of our Company Common Stock.

Exhibit 4.7
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.
Authorized but Unissued Shares of Common Stock and Preferred Stock
Subject to certain conditions, our authorized but unissued shares of Company Common Stock and Preferred Stock are available for our Board of Directors to issue without stockholder approval. As noted above, our Board of Directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of Company Common Stock, subject to certain conditions. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Company Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of Company Common Stock or Preferred Stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Company Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.
Election, Nomination and Removal of Directors
Our Board of Directors has currently set the size of the board at 15 members. Twelve of the 15 directors may be elected by the Class A Holders, and three of the 15 directors may be elected by the Class B Holders. The Class A-C Nominating Subcommittee (consisting of two Coors family directors) may nominate five persons to stand for election to our Board of Directors by the Class A Holders, and the Class A-M Nominating Subcommittee (consisting of two Molson family directors) similarly may nominate five nominees to stand for election to our Board of Directors by the Class A Holders. The Nominating Committee (comprised of an independent director, the members of the Class A-C Nominating Subcommittee and the members of the Class A-M Nominating Subcommittee) may nominate two additional directors to stand for election to our Board of Directors by the Class A Holders, one of which is the Company’s Chief Executive Officer and the second, if nominated by the Committee, another member of management of the Company. The full Board of Directors may nominate three directors to stand for election to our Board of Directors by the Class B Holders. Any director may be removed, with cause, by a majority vote of the Class A Holders and the Class B Holders, voting together as a single class. Any director may be removed, without cause, by a vote of the holders of a majority of the voting power of the class or classes that elected the director. Further, only our Board of Directors may change the size of our board, subject to certain conditions. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of our Board of Directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our company, and may maintain the incumbency of our Board of Directors.
Stockholder Advance Notice Procedure
Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. Only persons who are nominated by our Board of Directors, or a duly authorized board committee, or by a stockholder who has given timely written notice in proper form to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the Rules and Regulations of the Securities and Exchange Commission (the “SEC”). The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice in proper form to our secretary. This notice is required to include, among other things, a brief description of the business desired to be brought before the meeting, the text of any proposal or business and specified information about the stockholder and the stockholder’s ownership of our capital stock. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Amendment to our Certificate of Incorporation and Bylaws

Exhibit 4.7
Our certificate of incorporation may generally be amended by a majority of our Class A Holders and Class B Holders, voting as a single class, subject to certain exceptions as set forth in our certificate of incorporation which require the vote of a majority of our Class A Holders and Class B Holders, each voting as a separate class and not jointly. Our bylaws may generally be amended by our Board of Directors, subject to certain exceptions, or by a majority of our Class A Holders.
Delaware Anti-Takeover Statute
Our certificate of incorporation expressly provides that we will not be governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar for our Class A Exchangeable Shares and Class B Exchangeable Shares is TSX Trust Company.
Listing
Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange under the symbols “TAP A” and “TAP,” respectively. Our Class A Exchangeable Shares and Class B Exchangeable Shares are listed on the Toronto Stock Exchange under the symbols “TPX.A” and “TPX.B,” respectively.